Exhibit 99.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) effective as of January 13, 2014 (the “Effective Date”), between TIME WARNER CABLE INC. (the “Company”), a Delaware corporation, and Dinesh C. Jain (“you” or “your”).

You and the Company desire to set forth the terms and conditions of your employment by the Company and agree as follows:

1.        Term of Agreement. The term of this Agreement shall be for the period beginning on the Effective Date and ending on January 12, 2017 (the “Term”), subject, however, to earlier termination as set forth in this Agreement.

2.        Employment. During the Term, (a) you shall serve as the Chief Operating Officer of the Company, and you shall have the authority, functions, duties, powers and responsibilities normally associated with such position, and such other title, authority, functions, duties, powers and responsibilities as may be assigned to you from time to time by the Company consistent with your senior position with the Company; (b) your services shall be rendered on a substantially full-time, exclusive basis and you will apply on a full-time basis all of your skill and experience to the performance of your duties, subject to the Company’s written policies regarding vacation, holidays, illness, and the like, as in effect from time to time; (c) you shall report to the Chief Executive Officer of the Company (the “CEO”); (d) you shall have no other employment and, without the prior written consent of the CEO, no outside business activities which require the devotion of substantial amounts of your time; (e) you shall adhere to the Company’s policies in effect during your employment, including its Standards of Business Conduct, Insider Trading Policy, and the stock ownership or retention guidelines adopted by the Company, if any; and (f) the place for the performance of your services shall be at the Company’s principal corporate offices, and such principal corporate offices shall be in the New York metropolitan area, subject to such reasonable travel as may be required in the performance of your duties. For purposes of this Section 2, “Company” shall mean Time Warner Cable Inc.; provided, however, that in the event of any sale, merger, joint venture or other corporate transaction following which the Employer (as defined below) is not the ultimate parent entity of the affiliated group of which the Employer is a member, then the “Company” shall mean the ultimate parent entity of such affiliated group. “Employer” shall mean Time Warner Cable Inc. or other successor entity thereto or any assignee pursuant to Section 10.4 below.

3.        Compensation.

3.1.        Base Salary. The Company shall pay you a base salary at the rate of not less than $1,000,000 per annum during the Term (“Base Salary”). The Company may increase, but not decrease, your Base Salary during the Term. Base Salary shall be paid in accordance with the Company’s customary payroll practices.

3.2.        Bonus. In addition to Base Salary, the Company typically pays its executives an annual cash bonus (“Bonus”). Each year, the Company will establish a target annual Bonus (“Target Bonus”) for you; provided, however, during the Term (including any partial years) your Target Bonus will not be less than $1,250,000. Following the applicable year, the Company’s performance (and the relevant Line of Business performance, if applicable) and your personal performance (if applicable) will be considered in the context of your executive duties and any individual goals set for you, and your actual Bonus will be determined. Although as a general matter the Company expects to pay bonuses at the target level in cases of satisfactory performance, it does not commit to do so. Except as otherwise provided in this Section 3.2, your actual Bonus payout is fully discretionary, and your actual Bonus payout may be higher or lower than your Target Bonus. Your actual Bonus amount, if any, will be paid to you between January 1 and March 15 of the calendar year immediately following the performance year in respect of which such Bonus is earned at the same time as bonuses are paid to other senior executives.

3.3.        Long-term Incentive Compensation. For each year of the Term, you will be eligible to receive long-term incentive compensation through a mix of stock options, restricted stock, restricted stock units (“RSUs”), other forms of equity compensation, cash-based long-term plans or other components as may be determined by the Compensation Committee of the Company’s Board of Directors (“Board”) from time to time in its sole discretion (“Long-term Incentive Awards”), subject to the terms of any Company plans governing the granting of Long-term Incentive Awards, and the terms of any related award agreements in accordance with the Company’s customary practices.

3.4.        Total Compensation. Each year during the Term, the sum of your Base Salary, Target Bonus, and target grant value of your Long-term Incentive Awards will be at least $7,500,000 (determined pursuant to the Company’s valuation methods for its senior executives for compensation grant purposes), pro-rated with respect to partial years, provided that, the Company may increase, but not decrease, the sum of your Base Salary, Target Bonus, and target grant value of your Long-term Incentive Awards during the Term from the minimum total value specified herein. Subject to the minimum Base Salary specified in Section 3.1 and the minimum Target Bonus specified in Section 3.2, the Company has full discretion to determine the allocation between Base Salary, Target Bonus, and grant value of Long-term Incentive Awards to reach the minimum total value (as adjusted, if increased during the Term) specified in the first sentence of this paragraph. Furthermore, the sum of your Base Salary, actual Bonus payout, and realized value of your Long-term Incentive Awards may be higher or lower than the amount provided for in this Section 3.4.

3.5.        Additional Compensation Plans; Corporate Housing. In addition to the above compensation, and at the Company’s discretion, you will be eligible to participate in other compensation plans and programs available to executives at your level (“Additional Compensation Plans”). The Company shall maintain full discretion to amend, modify or terminate such Additional Compensation Plans, and full discretion over the decision to award you compensation under such Additional Compensation Plans and the amount of such an award, if any. In addition to your compensation package, the Company will provide you with corporate housing near the Time Warner Cable New York headquarters in 2014. If appropriate, these amounts may be reported on your W-2 as either taxable or non-taxable income.

3.6.        Indemnification. You shall be entitled throughout the Term (and after the end of the Term, to the extent relating to service during your employment) to the benefit of the indemnification provisions contained on the date hereof in the Restated Certificate of Incorporation and By-laws of Time Warner Cable Inc. (not including any amendments or additions after the date hereof that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions).

4.        Termination.

4.1.        Termination for Cause; Voluntary Resignation. The Company may terminate your employment for “cause” and you may voluntarily resign your employment prior to the expiration of the Term. Upon the termination of your employment for cause or your voluntary resignation, all of the obligations under this Agreement shall terminate, other than the Company’s obligations set forth below in Section 4.1.2 and the provisions identified in Section 10.13 (Survival).

4.1.1.        Definition of Cause. Termination by the Company for “cause” shall mean termination because of your (a) conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised) other than as a result of a moving violation or a Limited Vicarious Liability (as defined below); (b) willful failure or refusal without proper cause to perform your material duties with the Company, including your material obligations under this Agreement (other than any such failure resulting from your incapacity due to physical or mental impairment); (c) willful misappropriation, embezzlement, fraud or any reckless or willful destruction of Company property having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation; (d) willful and material breach of any statutory or common law duty of loyalty to the Company having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation; (e) material and willful breach of any of the restrictive covenants provided for in Section 8 (Restrictive Covenants) below; or (f) a willful violation of any material Company policy, including the Company’s Standards of Business Conduct having a significant adverse financial effect on the Company or a significant adverse effect on the Company’s reputation. Such termination shall be effected by written notice thereof delivered by the Company to you and shall be effective as of the date of such notice; provided however, that if (i) such termination is because of your willful failure or refusal without proper cause to perform your material duties with the Company including any one or more of your material obligations under this Agreement, and (ii) within 15 days following the date of such notice you shall cease your refusal and shall use your best efforts to perform such obligations, the termination shall not be effective. The term “Limited Vicarious Liability” shall mean any liability which is based on acts of the Company for which you are responsible solely as a result of your office(s) with the Company; provided that (x) you are not directly involved in such acts and either had no prior knowledge of such actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) after consulting with the Company’s counsel, you reasonably believed that no law was being violated by such acts.

4.1.2.        Obligations Upon Termination For Cause or Voluntary Resignation. In the event of your termination of employment by the Company for cause or your voluntary resignation, without prejudice to any other rights or remedies that the Company may have at law or in equity, the Company shall have no further obligation to you other than (i) to pay Base Salary through the effective date of termination, (ii) with respect to any rights you have pursuant to any insurance or other benefit or incentive plans or arrangements of the Company (but only to the extent not expressly addressed in this agreement), (iii) with respect to any rights to indemnification that you may have under Section 3.6 above or under any other written plan or arrangement, and (iv) if your employment is terminated pursuant to Sections 4.1.1(b) or 4.1.1(f) above, the Company shall pay you any Bonus for any year prior to the year in which such termination of employment occurs that has not yet been paid as of the date of such termination of employment. You hereby disclaim any right to receive a pro rata portion of any Bonus with respect to the year in which such termination or resignation occurs. Payments of Base Salary required under this Section shall be made at the same time as such payments would otherwise have been made to you pursuant to Sections 3.1 (Base Salary) if your employment had not been terminated.

4.2.        Termination by You for Good Reason and Termination by the Company Without Cause. Unless previously terminated pursuant to any other provision of this Agreement, you shall have the right, exercisable by written notice to the Company, to terminate your employment for “Good Reason” effective 30 days after the giving of such notice, if, at the time of the giving of such notice, the Company is in material breach of its obligations under this Agreement without your express written consent; provided however, with the exception of clause (i) below, this Agreement shall not so terminate if such notice is the first such notice of termination delivered by you pursuant to this Section 4.2 and within such 30-day period the Company shall have cured all such material breaches. Any such notice of termination for Good Reason must be provided to the Company within 90 days of any material breach of the Agreement. A material breach by the Company shall include, but not be limited to, (i) the Company’s material violation of Sections 2(a), 2(c) or 2(f) with respect to your authority, title, functions, duties, powers, responsibilities, reporting relationship or place of employment, or (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company expressly to assume the obligations of the Company under this Agreement as provided by Section 10.4 (Assignability). The Company shall have the right, exercisable by written notice to you, to terminate your employment under this Agreement without cause, which notice shall specify the effective date of such termination. In addition, in the event that the assets of the Company are directly or indirectly combined (whether by merger, sale of assets or stock, joint venture or otherwise) with the assets of another entity, whether or not the Company (as it was constituted prior to the event) has control over the combined entity, the Company shall be in material breach of its obligations under this Agreement if, at such time, you are employed as Chief Operating Officer of the Company and you are not offered the position of Chief Operating Officer of the ultimate parent of such combined company.

4.2.1.        Termination Benefits. After the effective date of a termination of employment without cause or for Good Reason pursuant to this Section 4.2, you shall receive (a) Base Salary through the effective date of termination, (b) a pro rata portion of your Bonus through the effective date of termination, subject to the actual achievement of the performance criteria established for the Company (and the relevant Line of Business, if applicable) for the year of termination, (c) any accrued but unpaid Bonus for any year prior to the year of termination, (d) your rights to indemnification under Section 3.6 above or under any other written plan or arrangement and (e) any rights you have pursuant to any insurance or other benefits or incentive plans or arrangements with the Company (but only to the extent not expressly addressed in this Agreement); provided that, with respect to clause (b) and (c) hereof, any criteria based on individual performance shall be deemed satisfied to the same extent as the performance criteria based on Company performance (and the relevant Line of Business performance, if applicable) or, if multiple performance criteria are used, the weighted average of such performance criteria, as determined by the Company (the entitlements in clauses (a), (b), (c), (d) and (e) are, collectively, the “Accrued Benefits”) . Your pro rata Bonus pursuant to this Section 4.2.1 shall be paid to you at the times set forth in Section 4.5 (Payments).

4.2.2.        Severance Benefits. After the effective date of a termination of employment without cause or for Good Reason pursuant to Section 4.2, you shall continue to receive Base Salary and Bonus compensation and the post-termination benefits specified in Section 7.2 for a period ending on the date which is 24 months after the effective date of such termination (the “Severance Period”). During the Severance Period you shall be entitled to receive, whether or not you become disabled during the Severance Period, whichever of the following produces greater total payments: (a) the sum of (i) Base Salary at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (ii) annual Bonuses during the Severance Period equal to your Target Bonus in effect immediately prior to the notice of termination or (b) the sum of (i) Base Salary at an annual rate equal to your Base Salary in effect on the Effective Date, and (ii) annual Bonuses during the Severance Period equal to your Target Bonus in effect on the Effective Date. Annual Bonuses described in the preceding sentence will be paid on a pro rata basis to the extent that the Severance Period falls within a portion of a calendar year. Payments made pursuant to this Section 4.2.2 shall be paid to you at the times set forth in Section 4.5 (Payments). Effective as of the date of your termination of employment pursuant to Section 4.2, any outstanding Long-term Incentive Awards granted during the Term shall immediately vest in full and any stock option awards granted during the Term shall become immediately exercisable for the time periods set forth in the respective stock option award agreements, provided that, if any such Long-term Incentive Awards or stock options are subject to a performance requirement that has not been satisfied and certified by the Board of Directors on the date of your termination of employment, such Long-term Incentive Awards or stock options shall not be immediately vested and exercisable, but shall become fully vested and exercisable upon satisfaction of such performance requirement and certification by the Board of Directors , provided that, any criteria based on individual performance shall be deemed satisfied to the same extent as the performance criteria based on Company performance, or, if multiple performance criteria are used, the weighted average of such performance criteria, as determined by the Company (or, if applicable, upon deemed satisfaction of such performance requirements pursuant to the terms of the Long-term Incentive Awards or stock options).

4.2.2.1.        Other Full-Time Employment or Death During the Severance Period. Except as provided in the following sentence, if you accept other full-time employment, excluding employment with an affiliate (“Other Employment”) during the Severance Period or notify the Company in writing of your intention to terminate your post-termination benefits under Section 7.2, effective upon the commencement of such Other Employment or the effective date of such termination as specified by you in such notice, whichever is applicable, the continuation of the post-termination health and welfare benefits specified in Section 7.2 shall terminate, but you shall continue to receive the remaining payments you would have received pursuant to Section 4.2.2 at the times specified therein. Notwithstanding the foregoing, if you accept employment with any not-for-profit organization, as defined by Internal Revenue Code (“Code”) Section 501(c), then you shall be entitled to continue to receive the post-termination health and welfare benefits specified in Section 7.2 and the payments as provided in the first sentence of Section 4.2.2. Furthermore, if you accept employment with any affiliate of the Company or die during the Severance Period, then the payments provided for in Section 4.2.2 shall immediately cease and you (or your estate or designated beneficiary(ies)) shall not be entitled to any further payments; provided that, you shall be entitled to a prorated Target Bonus for the year in which your employment by the affiliate commences or the year of your death, as applicable, based on the number of whole or partial months in such calendar year prior to the date of your employment by the affiliate or the date of your death, as determined by the Company. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of enforcing the terms of this Section 4.2.2.1, you acknowledge and agree that you will provide the Company with written notice of your intent to accept Other Employment, other part-time employment, other employment by a not-for-profit entity, or employment by an affiliate, including, the identity of the entity or person you intend to be employed by, the anticipated start date of your employment and a contact at such entity who can verify your employment terms. Any income from any Other Employment you may obtain shall not be applied to reduce the Company’s obligations under this Agreement.

4.2.3.        Termination of Employment Upon Change In Control. Notwithstanding the foregoing, if your employment is terminated pursuant to Section 4.2 hereof (a) within 24 months following a Change In Control (as defined in the Time Warner Cable 2011 Stock Incentive Plan or any successor plan) or (b) following the Company’s execution of an applicable merger, acquisition, sale or other agreement providing for a Change In Control (a

“CIC Agreement”) but before the date that is 24 months after a Change In Control (or, if earlier, the expiration or termination of the CIC Agreement without a Change In Control), you shall (i) receive the severance benefits provided in Section 4.2.2, provided that, for purposes of this sub-clause (i) and sub-clause (ii) of this Section only, your Severance Period under such circumstances shall be 36 months rather than 24 months, and (ii) receive the post-termination benefits provided in Section 7.2. Any employment terminations for “cause” pursuant to Sections 4.1.1(b) or 4.1.1(f) above within 24 months following a Change In Control shall be deemed terminations without cause for purposes of severance benefits (as provided in sub-clauses (i) and (ii) above) and treatment of the Company’s (or any successor’s) outstanding equity awards or other Long-term Incentive Awards that are outstanding as of the employment termination date.

4.3.        Expiration of Term. If at the expiration of the Term, your employment shall not have been previously terminated pursuant to the provisions of this Agreement, no Disability Period is then in effect and the parties shall not have agreed in a signed writing to an extension or renewal of this Agreement or on the terms of a new employment agreement, then this Agreement shall expire and your employment shall continue on an at-will basis. As an at-will employee, upon the termination of your employment without cause by the Company (as defined in Section 4.1.1) or by you for Good Reason (as described in Section 4.2), (a) you will be entitled to the Accrued Benefits, except that you shall not be entitled to the pro rata bonus for the year of termination unless such termination occurs in the same calendar year as the expiration of the Term; (b) you shall be eligible for participation in any executive-level severance plan or program offered by the Company that will provide a minimum severance benefit equal to six (6) months Base Salary and Target Bonus, subject to your execution and delivery of a full release to the Company substantially in the form attached hereto as Annex A; and (c) you shall receive immediate vesting in full of any outstanding equity awards or other Long-term Incentive Awards granted during the Term and any stock option awards granted during the Term shall become immediately exercisable for the time periods set forth in the respective stock option award agreements, provided that, if any such Long-term Incentive Awards or stock options are subject to a performance requirement that has not been satisfied and certified by the Board of Directors on the date of your termination of employment, such Long-term Incentive Awards or stock options shall not be immediately vested and exercisable, but shall become fully vested and exercisable upon satisfaction of such performance requirement and certification by the Board of Directors , provided that, any criteria based on individual performance shall be deemed satisfied to the same extent as the performance criteria based on Company performance, or, if multiple performance criteria are used, the weighted average of such performance criteria, as determined by the Company (or, if applicable, upon deemed satisfaction of such performance requirements pursuant to the terms of the Long-term Incentive Awards or stock options).

4.4.        Release. A condition precedent to the Company’s obligation to make the payments associated with a termination of employment pursuant to Sections 4.2 (Termination Without Cause or For Good Reason), 4.3 (Expiration of Term) and 5.1 (Disability) shall be your execution and delivery of a release of all claims substantially in the form attached hereto as Annex A, as may be revised from time to time as necessary to reflect changes in federal or state laws to ensure that such release is valid. Such release must be signed by you and returned to the Company no later than 21 days (or, if required by law, 45 days) after the date you receive the release. If you shall fail to execute and deliver such release within the designated timeframe, or if you revoke such release as provided therein, then you shall not be entitled to any severance benefits provided in Section 4.2.2 or Section 4.3 or Disability Period (defined below) payments under the Agreement and you shall reimburse the Company for any such payments made to you in anticipation of your execution of the release or prior to the revocation of such release.

4.5.        Payments. Payments of Base Salary and Bonus required to be made to you after a termination of employment pursuant to Sections 4, 5 or 6 shall be made at the same times as such payments otherwise would have been paid to you pursuant to Sections 3.1 (Base Salary) and 3.2 (Bonus) if your employment had not been terminated, or such other time as required for compliance with Code Section 409A as set forth in Section 10.15 below.

4.6.        No Mitigation of Damages. The Parties agree that you are not required to seek other employment or to mitigate the amounts payable under this Agreement. Except as provided in Sections 4.2.2.1 and 10.6.2, no compensation earned by you from subsequent employment will reduce any amounts payable under this Agreement.

4.7.        Code §§ 280G and 4999. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, stock option, restricted stock, RSUs, other equity awards or benefits paid or distributed to you pursuant to this Agreement or any other agreement or arrangement between the Company and you (collectively, the “280G Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this Section 4.7, would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by an independent public accountant selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section, as well as any reasonable legal or accountant expenses, or any additional taxes, that you may incur as a result of any calculation errors made by the Accountant and/or the Company in connection with the Code Section 4999 excise tax analysis contemplated by this Section.

4.7.1.        Additional 280G Payments. If you receive reduced 280G Payments by reason of this Section 4.7 and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that you could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay you the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

4.7.2.        Review of Accountant Determinations. The parties agree to cooperate generally and in good faith with respect to (i) the review and determinations to be undertaken by the Accountants as set forth in this Section 4.7 and (ii) any audit, claim or other proceeding brought by the Internal Revenue Service or similar state authority to review or contest or otherwise related to the determinations of the Accountants as provided for in this Section 4.7, including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by you of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in this Section 4.7.

4.7.3.        Order of 280G Payment Reduction. The reduction of 280G Payments, if applicable, shall be effected in the following order (unless you, to the extent permitted by Section 409A of the Code, elect another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to you, (iii) any health and welfare or similar benefits valued as parachute payments, (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest Section 280G parachute value, (v) acceleration of vesting of any equity award that is not a stock option and (vi) acceleration of vesting of any stock options for which the exercise price is less than the fair market value of the underlying stock in such manner as would net you the largest remaining spread value if the options were all exercised as of the Section 280G event.

5.        Disability.

5.1.        Disability Payments. If during the Term and prior to the delivery of any notice of termination of employment pursuant to Section 4, you become physically or mentally disabled, whether totally or partially, so that you are unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Company shall, nevertheless, continue to pay your full compensation (including Bonus) through the last day of the sixth consecutive month of disability or the date on which any shorter periods of disability shall have equaled a total of six months in any twelve-month period (such last day or date being referred to herein as the “Disability Date”), in lieu of or offset by any payments received by you from Worker’s Compensation insurance, Social Security, and short- or long-term disability insurance benefits maintained by the Company; provided that, if you die prior to the Disability Date, you are not entitled to any further payments after such date, except as provided in Section 6 below. If you have not resumed your usual duties on or prior to the Disability Date, the Company shall terminate your employment effective as of the Disability Date and pay you the Accrued Benefits. Thereafter, the Company shall pay you disability benefits for a period of time equal to the Severance Period defined in Section 4.2.2 (the “Disability Period”), in an annual amount equal to the greater of 75% of your Base Salary and Target Bonus in effect as of the Disability Date or 75% of your Base Salary and Target Bonus in effect as of the Effective Date. All payments pursuant to this Section 5.1 shall be made at the times specified in Section 4.5 (Payments).

5.2.        Recovery From Disability. If during the Disability Period you shall fully recover from your disability, the Company shall have the right (exercisable within 60 days after notice from you of such recovery), but not the obligation, to reinstate you to full-time employment at your compensation rate in effect as of the Disability Date. If the Company elects to rehire you, then the Disability Period payments described in Section 5.1 shall cease and this Agreement shall be reinstated in all respects and the Term shall not be extended by virtue of the occurrence of the Disability Period. If the Company elects not to rehire you, during any balance of your Disability Period, you shall be entitled to receipt of the payments described in Section 5.1 and you may obtain Other Employment, subject, however, to the following: (i) you shall perform advisory services to the Company during any balance of the Disability Period and (ii) you shall not be entitled to the post-termination health and welfare benefits provided in Section 7.2 if you obtain Other Employment during the balance of your Disability Period. The advisory services referred to in clause (i) of the immediately preceding sentence shall consist of rendering advice concerning strategic matters as requested by the Company, but you shall not be required to devote more than five days (up to eight hours per day) each month to such services, which shall be performed at a time and place mutually convenient to both parties. Any income from any Other Employment you may obtain during the balance of the Disability Period shall not be applied to reduce the Company’s obligations under this Agreement.

5.3.        Other Disability Provisions. The Company shall be entitled to deduct from all payments to be made to you during the Disability Period pursuant to this Section 5 an amount equal to all disability payments received by you during the Disability Period from any Worker’s Compensation insurance, Social Security and short- or long-term disability insurance benefits maintained by the Company; provided however, that for so long as, and to the extent that, proceeds paid to you from such disability insurance policies are not includible in your income for federal income tax purposes, the Company’s deduction with respect to such payments shall be equal to the product of (i) such payments and (ii) a fraction, the numerator of which is one and the denominator of which is one less the maximum marginal rate of federal income taxes applicable to individuals at the time of receipt of such payments. For purposes of clarity, you acknowledge and agree that Sections 4.2 (Termination Without Cause or For Good Reason) and 4.3 (Expiration of Term) shall not apply during the Disability Period and you shall not be entitled to any other notice and severance benefits under this Agreement or otherwise, or to receive or be paid for any accrued vacation time or unused sabbatical, unless payment of such accrued, but unused vacation benefits is otherwise required by state law. Notwithstanding the foregoing, if you die during the Disability Period, the payments provided for in Section 5.1 shall immediately cease and your estate (or designated beneficiary(ies)) shall not be entitled to any further payments; provided that, you shall be entitled to 75% of a prorated Target Bonus for the year in which your death occurs, based on the number of whole or partial months in such calendar year prior to the date of your death, as determined by the Company in its sole discretion, calculated using the greater of your Target Bonus in effect for the year in which your death occurs or your Target Bonus in effect for the year in which the Effective Date occurs.

6.        Death. If you die during the Term, this Agreement and all obligations of the Company to make any payments hereunder shall terminate except that your estate (or a designated beneficiary) shall be entitled to receive the Accrued Benefits.

7.        Other Benefits.

7.1.        Generally Available Benefits. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its executives, during the Term and so long as you are an employee of the Company, you shall be eligible to participate in any pension, excess plan, savings or similar plan or program, group life insurance, hospitalization, medical, vision, dental, accident, disability or similar plan or program, and courtesy services of the Company now existing or established hereafter for similarly situated executives.

7.2.        Benefits After a Termination or Disability. During the Severance Period or the Disability Period, unless you accept Other Employment as described in Sections 4.2.2 (Severance Benefits) or 5.2 (Recovery From Disability), you shall continue to be eligible to participate in the Company’s health and welfare benefit plans, or comparable arrangements that may be implemented for former employees covered by severance arrangements, to the extent such benefits are maintained in effect by the Company for its executives; provided however, (a) you shall not be entitled to any additional awards or grants under any stock option, restricted stock, RSU or other stock based incentive plan or Additional Compensation Plans, (b) any equity awards or other Long-term Incentive Awards granted on or after the Effective Date and during the Term shall be subject to the terms and conditions of the respective award agreements and the vesting provisions set forth in Section 4.2.2 and this Section 7.2, (c) during the Term, but only for equity awards granted after the Effective Date, the Company shall not be permitted to determine that your employment was terminated for “Performance” within the meaning of any stock option, restricted stock, RSU, or other equity compensation agreement between you and the Company, (d) you shall not be eligible for continuation of Company car, automobile allowance, mobile phone, and/or country club membership reimbursements or any other similar discretionary allowances, to the extent applicable, during or after the Severance Period or Disability Period, or any other termination of employment under this Agreement. Effective with your termination of employment pursuant to Sections 4, 5 or 6, you will no longer be permitted to contribute to or receive a Company match in the TWC Savings Plan, or any successor plan, and you will no longer accrue benefit service under the Time Warner Cable Pension Plan or the Time Warner Cable Excess Benefit Pension Plan, or any successor plans, and your rights under those plans will be determined in accordance with the terms of those plans and applicable law. Unless otherwise stated in this Agreement, your rights to benefits and payments under any benefit plans or any insurance or other death benefit plans or arrangements of the Company or under any stock option, restricted stock, RSU, or other equity compensation, Additional Compensation Plans, or any management incentive or other plan of the Company shall be determined in accordance with the terms and provisions of such plans and any related award agreements. Notwithstanding the foregoing, your continued participation in the Company’s benefit plans shall be subject to the limitations of applicable law.

7.3.        Payments in Lieu of Other Benefits. In the event your employment with the Company is terminated pursuant to any section of this Agreement, you shall not be entitled to notice and severance under the Company’s general employee policies or other executive severance plans or programs, or to be paid for any accrued vacation time or unused sabbatical (unless payment of such accrued, but unused vacation benefits is otherwise required by state law), the payments provided for in such sections in this Agreement being in lieu thereof.

8.        Restrictive Covenants.

8.1.        Confidentiality Covenant. You acknowledge that your employment by the Company will, throughout the term of your employment, bring you into close contact with many confidential affairs of the Company, its affiliates and third parties doing business with the Company, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. You further acknowledge that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that the business of the Company and its affiliates is international in scope, that its products and services are marketed throughout the world, that the Company and its affiliates compete in nearly all of its business activities with other entities that are or could be located in nearly any part of the world and that the nature of your services, position and expertise are such that you are capable of competing with the Company and its affiliates from nearly any location in the world. In recognition of the foregoing, you covenant and agree:

8.1.1.        You shall use all reasonable efforts to keep secret all confidential matters of the Company, its affiliates and third parties and shall not disclose such matters to anyone outside of the Company and its affiliates, or to anyone inside the Company and its affiliates who does not have a need to know or use such information, and shall not use such information for personal benefit or the benefit of a third party, either during or after the Term, except with the Company’s written consent, provided that (i) you shall have no such obligation to the extent such matters are or become publicly known other than as a result of your breach of your obligations hereunder, (ii) you may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such matters to the extent required by applicable laws or governmental regulations or judicial or regulatory process, and (iii) to the extent necessary to enforce the terms of this Agreement; and

8.1.2.        You shall deliver promptly to the Company on termination of your employment, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s and its affiliates’ businesses, which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control.

8.2.        Non-solicitation. During your employment with the Company and its affiliates, and if your employment terminates for any reason, whether during or after the Term, including your voluntary resignation or retirement, for a period of one year after such termination, without the prior written consent of the Company, you shall not directly or indirectly, (i) solicit, induce, encourage or attempt to influence any customer, independent contractor, joint venturer or supplier of the Company to cease to do business with or to otherwise terminate his, her or its relationship with the Company, or (ii) solicit or hire or cause any entity of which you are an affiliate to solicit or hire, any person who was a full-time employee of the Company at the date of your termination of employment or within six months prior thereto, but such prohibition shall not apply to your secretary or executive assistant, any other employee eligible to receive overtime pay or any former employee of the Company who was terminated involuntarily by the Company, so long as you were not, directly or indirectly, involved in the circumstances giving rise to such termination. Nothing in this Section 8.2 shall restrict your ability to engage in general advertising not targeted at Company employees or serve as a reference for an employee with regard to an entity with which you are not affiliated.

8.3.        Mutual Non-disparagement. During your employment with the Company and its affiliates, and if your employment terminates for any reason, whether during or after the Term, including your voluntary resignation or retirement, at any time after your termination of employment, you shall not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to damage the goodwill of, or the business or personal reputations of the Company or any of its affiliates, or those individuals who serve or served as an officer or director of the Company or any of its affiliates on or after the Effective Date. During such period, the senior executive team of the Company shall not, directly or indirectly, disparage, make negative statements about or act in any manner which is intended to damage your business or personal reputation. Nothing in this Section 8.3 shall prohibit or bar you or the Company from providing truthful testimony in any legal proceeding, making any truthful disclosure required under law or from enforcing any rights under this Agreement. It shall not be a violation of this Section 8.3 if (i) you respond to any disparaging or negative statements about you or any action which is intended to or does damage your business or personal reputation, in each case resulting from acts or statements by the Company or its officers, directors or employees, in each case so long as your response is otherwise truthful and not misleading or (ii) the Company responds to any statements or actions by you in violation of this Section 8.3, so long as its response is otherwise truthful and not misleading.

8.4.        Non-compete. During your employment with the Company and its affiliates, and if your employment terminates for any reason, whether during or after the Term, including your voluntary resignation or retirement, for a period of time equal to the Severance Period defined in Section 4.2.2 (without regard to any modification of the Severance Period in Section 4.2.3. and whether or not you are eligible for or receive any severance benefits under Section 4.2.2) or, if you are employed at will, six (6) months after your termination of employment for any reason (the “Non-compete Period”), you shall not, directly or indirectly, without the prior written consent of the Chief Executive Officer render any services to, or act in any capacity for, any Competitive Entity, or acquire any interest of any type in any Competitive Entity; provided, however, that the foregoing shall not be deemed to prohibit you from acquiring, (a) solely as an investment and through market purchases, securities of any Competitive Entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than one percent (1%) of the outstanding voting power of that entity and (b) securities of any Competitive Entity that are not publicly traded, so long as you are not part of any control group of such Competitive Entity and such securities, including converted securities, do not constitute more than three percent (3%) of the outstanding voting power of that entity. For purposes of the foregoing, the following shall be deemed to be a Competitive Entity: (i) any United States based entity a material portion of the business of which is any line of business that comprises a material portion of the business in which the Company engages in, conducts or, to your knowledge, has definitive plans to engage in or conduct and that the Company reasonably expects will comprise a material portion of its business within the succeeding 12 months, whether that business is conducted directly by such entity or a subsidiary of such entity (a “Covered Business”); provided that, you may be employed by or provide services to an ultimate parent company that owns a subsidiary which is materially engaged in a Covered Business, so long as you demonstrate to the Company’s reasonable satisfaction (e.g. represent and warrant to the Company in writing and describe the nature of your responsibilities) that you do not and will not, directly or indirectly, provide any services or advice to, have any responsibility for, or supervision of, any subsidiary materially engaged in a Covered Business, (ii) any entity which has a material commercial relationship with the Company and could reasonably derive a material unfair advantage in dealings with the Company because of confidential information you possess about the Company’s products, services, business strategies, financial condition, terms of agreements or other information, or (iii) any operating business that is engaged in or conducted by the Company as to which, to your knowledge, the Company covenants, in writing, not to compete with in connection with the disposition of such business; provided that, this Section 8.4 (iii) shall only apply during your active employment with the Company and its affiliates. In evaluating any requests for written consent of the Chief Executive Officer of the Company to be relieved, in whole or in part, of your obligations under this Section 8.4, the Chief Executive Officer shall consider the nature of your position with the Company, the confidential and proprietary information to which you were privy during the course of your employment with the Company, the nature of the employment and position you are seeking with a Competitive Entity, the extent to which you can perform services for any such Competitive Entity without disclosing, using or putting at risk any trade secrets or confidential, proprietary information of the Company, and any other relevant factors, in all instances looking to make decisions that reasonably and properly protect the trade secrets and other confidential, proprietary information of the Company.

8.5.        Ownership of Work Product. You acknowledge that during your employment, you may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as “Work Product”), and that various business opportunities shall be presented to you by reason of your employment by the Company. You acknowledge that all of the foregoing shall be owned by and belong exclusively to the Company and that you shall have no personal interest therein, provided that they are either related in any manner to the business (commercial or experimental) of the Company, or are, in the case of Work Product, conceived or made on the Company’s time or with the use of the Company’s facilities or materials, or, in the case of business opportunities, are presented to you for the possible interest or participation of the Company. You shall (i) promptly disclose any such Work Product and business opportunities to the Company; (ii) assign to the Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of your inventorship or creation in any appropriate case. You agree that you will not assert any rights to any Work Product or business opportunity as having been made or acquired by you prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by the Company in writing prior to the date hereof.

8.6.        Reasonable Restrictive Covenants. You acknowledge that the restrictions contained in this Section 8, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You further acknowledge that the restrictions contained in this Section 8 shall survive the termination of your employment as provided in Section 10.13 (Survival), including your voluntary resignation or retirement, and/or the expiration or termination of this Agreement.

9.        Notices. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

9.1.        If to the Company:

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Attention: General Counsel

With a copy to:

Time Warner Cable Inc.

7820 Crescent Executive Drive

Charlotte, NC 28217

Attention: Senior Vice President, Compensation

9.2.        If to you, to your residence address set forth in the payroll records of the Company with a copy to:

Paul M. Ritter, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

10.        General.

10.1.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York, without regard to its conflict of laws rules, as applicable to agreements made and to be performed entirely in New York. Any legal action or proceeding with respect to this Agreement that is not resolved in arbitration pursuant to Section 10.7 shall be adjudicated in a court located in New York, New York, and the parties irrevocably consent to the personal jurisdiction and venue of such court.

10.2.        Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3.        No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

10.4.        Assignability. This Agreement and your rights and obligations hereunder may not be assigned by you and except as specifically contemplated in this Agreement, neither you, your legal representative nor any beneficiary designated by you shall have any right, without the prior written consent of the Company, to assign, transfer, pledge, hypothecate, anticipate or commute to any person or entity any payment due in the future pursuant to any provision of this Agreement, and any attempt to do so shall be void and shall not be recognized by the Company. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise, as the case may be. Upon any such assignment, the Company shall cause any such successor expressly to assume such obligations, and such rights and obligations shall inure to and be binding upon any such successor.

10.5.        Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6.        Remedies.

10.6.1.        Specific Remedies. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of Section 8 (Restrictive Covenants), the Company shall have the right and remedy to have such provisions specifically enforced by any court located in New York, New York having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company; provided that, for the non-compete covenant set forth in Section 8.4, the right to specific enforcement shall only apply to the first twelve months of the Non-compete Period. Upon a judicial determination that any of the restrictive covenants set forth in Section 8 are overbroad in duration or scope, this Agreement shall be deemed to be modified so as to effect the original intent of the parties as closely as possible to the end that the restrictive covenants contemplated in Section 8 are fulfilled to the greatest extent possible.

10.6.2.        Reduction of Severance Payments and Forfeiture of Long-term Incentive Awards. Notwithstanding any provision of this Agreement to the contrary, if you breach any of the provisions of Section 8 during the relevant restricted periods provided for therein, as determined by the CEO, all payment and other obligations of the Company pursuant to Sections 4.2.2 (Severance Benefits), 4.2.3 (Termination Upon CIC), 4.3 (Expiration of Term), 5.1 (Disability Payments) or 7.2 (Benefits After Termination) shall cease as of the date of the breach and you agree to forfeit such payments and obligations while in breach of the provisions of Section 8; provided that, the balance of any remaining payments or other obligations due you pursuant to Sections 4.2.2, 4.2.3, 4.3, 5.1 or 7.2, if any, shall be provided to you as scheduled if you cease to engage in the conduct that violates the provisions of Section 8 (whether at the request of the Company, as the result of an injunction or otherwise). Furthermore, any breach of the provisions of Section 8 during the relevant restricted periods provided for therein shall result in the consequences, if any, provided for under the terms of your Long-term Incentive Awards. Nothing in this Section 10.6.2 shall limit your repayment obligations to the Company, if any, under Section 10.6.3 below.

10.6.3.        Incentive Compensation Forfeiture. In addition to the remedies available to the Company pursuant to Sections 10.6.1 and 10.6.2 above, you agree that in the event the Company is required to file an adverse restatement of earnings and it is determined by the Board or a committee thereof that (a) you were involved, had knowledge of or, by virtue of your position and duties, should have known that the earnings at issue were false or misleading when originally filed, and (b) the false or misleading earnings filed resulted in compensation to executives that otherwise would not have been earned, vested or paid, then the Company shall be entitled to any one or all of the following additional remedies, as provided below, or some lesser amount determined by the Board or a committee thereof in its sole discretion:

10.6.3.1.        Bonus or Other Cash Incentive Repayments. You shall repay to the Company, by certified check, within sixty (60) days of a written demand, the amount by which your Bonus or other cash incentive compensation payments made during the Forfeiture Period (defined below) would have been reduced had the Company not relied on the false or misleading financial statements, as determined by the Company in its sole discretion. For purposes of this Agreement, “Forfeiture Period” shall mean the three year period following the last day of the fiscal year of the financial statements restated by the Company; provided that, such Forfeiture Period shall not apply if the adverse restatement is filed by the Company more than three years after the last day of the fiscal year of the restated financial statements.

10.6.3.2.        Performance-Based Equity Award Repayments. In regard only to any performance-based equity awards granted to you by the Company, you shall repay to the Company, by certified check, within sixty (60) days after a written demand is made by the Company, an amount equal to (a) the total amount of Award Gain (as defined herein) realized by you during the Forfeiture Period upon each exercise of such performance-based options and the value you have received with respect to any settlement or payment in connection with any other performance-based equity awards, and (b) the fair market value of all other performance-based equity awards granted to you or which have become vested during the Forfeiture Period; provided that, the return to the Company of such other performance-based equity awards shall satisfy your repayment obligations with respect to amounts owed pursuant to this sub-clause (b); provided further that, your repayment obligations under this Section 10.6.3.2 shall be limited to the extent that the granting or value of the performance-based equity awards was impacted by the Company’s reliance on the false or misleading financial statements during the Forfeiture Period. “Award Gain” shall mean, with respect to performance-based equity awards only, the product of (x) the fair market value per share of stock at the date of such option exercise or exercise of other equity awards (without regard to any subsequent change in the market price of such share of stock) minus the exercise price times (y) the number of shares as to which the options and other equity awards were exercised at that date.

10.6.3.3.        Incentive Compensation Forfeiture Offset. Notwithstanding any other provision of this Agreement to the contrary, and to the extent permitted by applicable law, the Company shall have the right to offset against any amounts owed to you by the Company any repayment obligations or liabilities that you may have under Sections 10.6.3.1 and 10.6.3.2 of this Agreement.

10.6.3.4.        Other Incentive Compensation Repayments. You agree that, if you are or become an executive officer subject to the incentive compensation repayment requirements of The Dodd-Frank Wall Street Reform and Consumer Protection Act, you will enter into an amendment to this Section or a separate written agreement with the Company to comply with the Act and any regulations thereunder if required by the Act or any regulations thereunder.

10.6.3.5.        Tax Liabilities with Respect to Forfeitures or Reimbursement Obligations. Except to the extent required under the Sarbanes-Oxley Act or The Dodd-Frank Wall Street Reform Act and Consumer Protection Act, repayments to the Company of amounts previously paid to you or of gain realized by you in connection with any option or equity award or any bonus or other incentive compensation (as may be provided for in Section 10.6.3) shall be reduced by the Net Tax Cost of amounts of previously paid compensation and/or gain, so that you shall not be required to pay to the Company amounts in excess of the amounts received by you on an “after-tax” basis. “Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by you in respect of the compensation or gain received that is subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to you (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether you would be required to amend any prior income or other tax returns, subject to your documentation that deductions, credits or other offsets otherwise available or allowable to you could not be used as a result of your actual tax position.

10.7.        Resolution of Disputes. Except as provided in the preceding Section 10.6 (Remedies), any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 10.7. Any such proceedings shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all reasonable legal fees, court costs and other reasonable costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

10.8.        Beneficiaries. Whenever this Agreement provides for any payment to your estate, such payment may be made instead to such beneficiary or beneficiaries as you may designate by written notice to the Company. You shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

10.9.        No Conflict. You represent and warrant to the Company that this Agreement is legal, valid and binding upon you and the execution of this Agreement and the performance of your obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which you are a party (including, without limitation, any other employment agreement). The Company represents and warrants to you that this Agreement is legal, valid and binding upon the Company and the execution of this Agreement and the performance of the Company’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Company is a party.

10.10.        Withholding Taxes. Payments made to you pursuant to this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

10.11.        Offset. Except as provided in Sections 5.1 (Disability Payments), 10.6.3.3 (Incentive Compensation Forfeiture Offset) and the Company’s general right to offset any payments received by you under this Agreement by any disability benefits you may receive during the Term or any Severance Period from Worker’s Compensation insurance, Social Security disability, and short- and long-term disability insurance benefits maintained by the Company, neither you nor the Company shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and you and the Company shall make all the payments provided for in this Agreement in a timely manner.

10.12.        Severability. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby; provided however, that the parties shall negotiate in good faith with respect to equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereby waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.13.        Survival.

10.13.1.        Sections 3.6 (Indemnification), 4.5 (Payments), 4.7 (Code §§ 280G and 4999), 8 (Restrictive Covenants), 9 (Notices) and 10 (General) shall survive any termination of your employment by the Company for cause or your voluntary resignation pursuant to Section 4.1 and the expiration of the Term pursuant to Section 4.3.

10.13.2.        Sections 3.6 (Indemnification), 4.4 (Release), 4.5 (Payments), 4.7 (Code §§ 280G and 4999), 7.2 (Benefits After Term), 8 (Restrictive Covenants), 9 (Notices) and 10 (General) shall survive any termination of your employment by the Company without cause, by you for Good Reason, or due to your disability pursuant to Sections 4.2 or 5.

10.13.3.        If your employment continues after the Term on an at-will basis, Sections 3.6 (Indemnification), 4.3 (Expiration of Term), 4.4 (Release), 4.5 (Payments), 4.7 (Code §§ 280G and 4999), 8 (Restrictive Covenants), 9 (Notices) and 10 (General) shall survive the termination of this Agreement.

10.14.        Key Definitions. The following terms are defined in this Agreement in the places indicated:

280G Payments – Section 4.7

Additional Compensation Plans – Section 3.5

affiliate – Section 4.2.2.1

Award Gain – Section 10.6.3.2

Base Salary – Section 3.1

Bonus – Section 3.2

cause – Section 4.1.1

Change In Control – Section 4.2.3

CIC Agreement – Section 4.2.3

Competitive Entity – Section 8.4

Covered Business – Section 8.4

Disability Date – Section 5.1

Disability Period – Section 5.1

Forfeiture Period – Section 10.6.3.1

Good Reason – Section 4.2

Limited Vicarious Liability – Section 4.1.1

Long-term Incentive Awards – Section 3.3

Non-compete Period – Section 8.4

Other Employment – Section 4.2.2.1

Severance Period – Section 4.2.2

Target Bonus – Section 3.2

Term – Section 1

Work Product – Section 8.5

10.15.        Compliance With Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent as determined by the Company in its sole discretion. Notwithstanding anything herein to the contrary, if the Company, in its sole discretion, determines at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code as determined by the Company, in its sole discretion, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to you under Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 10.15; provided that, neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.

10.16.        Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties; provided however, that, for the avoidance of doubt, the terms of this Agreement shall not supersede nor impact any obligations or payments under that certain Release and Waiver of Claims, made as of February 29, 2012, by and between you and Insight Communications Company, Inc. (“Insight”) or that certain Employment Agreement, dated as of November 16, 2009, by and between you and Insight. Notwithstanding the foregoing, the terms and conditions of any offer letter between you and the Company in connection with your initial employment with the Company shall not be superseded and shall continue to apply solely with respect to any one-time, non-recurring compensation provided for under such offer letter, including, but not limited to, potential repayment of such one-time compensation in the event of your termination of employment.

10.17.        Counterparts; Electronic Delivery. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement, and such executed counterpart may be delivered in original form or by electronic means.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date first above written.

TIME WARNER CABLE INC.

By:	/s/ PETER STERN
PETER STERN

EXECUTIVE VICE PRESIDENT, CHIEF STRATEGY, PEOPLE AND CORPORATE DEVELOPMENT OFFICER

Date:	December 4, 2013

Agreed to by:

EXECUTIVE

/s/ DINESH C. JAIN
DINESH C. JAIN

Date:	December 4, 2013

[Signature page to Employment Agreement.]

ANNEX A

RELEASE

Pursuant to the terms of the Employment Agreement made as of [Date], between TIME WARNER CABLE INC. (the “Company”) and the undersigned (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Dinesh C. Jain, being of lawful age, do hereby release and forever discharge the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plans, benefit plan administrators, trustees, and fiduciaries, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney’s fees, expenses, or other compensation or damages (collectively, “Claims”), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, and any state or local human rights law or any similar law (each as amended through and including the date of this Release); as well as any other claims under state contract or tort law, including, but not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, slander, and invasion of privacy; provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce its obligations under the Agreement; provided further, that the execution of this Release does not release any rights I may have against the Company for indemnification under the Agreement or any other agreement, plan or arrangement.

I acknowledge that I have been given at least twenty-one (21) days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven (7) days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.

I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALUABLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

WITNESS my hand this XXX day of XXXXX

[DO NOT SIGN OR DATE – SAMPLE COPY ONLY]

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